                                              July 14, 2005

Suburban Propane Partners, L.P.
Suburban Energy Finance Corp.
One Suburban Plaza
240 Route 10 West
Whippany, NJ 07981

Ladies and Gentlemen:

                  We have acted as counsel to Suburban Propane Partners, L.P., a
Delaware limited partnership (the "Partnership"), and Suburban Energy Finance
Corp., a Delaware corporation (together with the Partnership, the "Issuers"), in connection with the preparation and filing with the Securities and Exchange
Commission pursuant to the Securities Act of 1933, as amended, of a Registration
Statement on Form S-4, Registration No. 333-125601 (as amended, the
"Registration Statement"), with respect to $250,000,000 aggregate principal amount of 6-7/8% Senior Notes due 2013 (the "Notes") of the Issuers to be issued under an Indenture, dated as of December 23, 2003 (the "Indenture"), among the
Issuers and The Bank of New York, as trustee (the "Trustee").

                  In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of the Registration Statement, the
Indenture, the form of Note set forth in the Indenture and such corporate and limited partnership records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Issuers and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

                  In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to these opinions that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Issuers. In addition, we have assumed that the Notes will be executed and delivered substantially in the form examined by us.

                  Based on the foregoing, and subject to the qualifications
stated herein, we are of the opinion that the execution, delivery and performance of the Notes by the Issuers have been duly authorized by all necessary corporate and limited partnership action on the part of the Issuers, and when duly and validly executed by the Issuers, authenticated by the Trustee in accordance with the terms of the Indenture and delivered in accordance with the terms of the Indenture and as contemplated by the Registration Statement, will be entitled to the benefits of the Indenture and will constitute the legal, valid and binding obligations of the Issuers, enforceable against the Issuers in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

                  We hereby consent to the use of this letter as an exhibit to the Registration Statement and to any and all references to our firm in the
Prospectus which is a part of the Registration Statement.

                                          Very truly yours,

                                          /s/ Weil, Gotshal & Manges, LLP